Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of November 17, 2008 (“Effective Date”) by and between LiveDeal, Inc., a Nevada corporation (the “Company”) and Rajeev Seshadri (“Executive”).

In consideration of the mutual promises, covenants and agreements herein contained, intending to be legally bound, the parties agree as follows:

1.            Employment.  The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of the Agreement, as an employee of the Company initially in the position of assistant to the Chief Executive Officer and, effective January 9, 2009, in the position of Chief Financial Officer.  Executive will perform all services and acts reasonably necessary to fulfill the duties and responsibilities of his positions and will render such services on the terms set forth herein and will report to the Company’s Chief Executive Officer.  In addition, Executive will have such other executive and managerial powers and duties with respect to the Company as may reasonably be assigned to him by the Chief Executive Officer, to the extent consistent with his positions and status as set forth above.  Executive is obligated to devote his full time, attention and energies to perform the duties assigned hereunder and Executive agrees to perform such duties diligently, faithfully and to the best of his abilities.  Notwithstanding the foregoing, Company acknowledges and agrees that during the Term, Executive shall have the right to have a “financial interest” in or serve as a consultant, officer or director of any non-competing business; provided that Executive agrees that engaging in such outside activities shall not interfere with the performance of Executive’s full-time duties hereunder.  Executive acknowledges that any such outside activities that involve an entity other than the Company or its subsidiaries will involve an entity independent of the Company and any actions or decisions Executive takes or makes on behalf of such entity will not be imputed to the Company or its subsidiaries.

2.            Term.  This Agreement is for a four-year period (the “Term”) commencing on the Effective Date hereof and terminating on the fourth anniversary of the Effective Date, or upon the date of termination of employment pursuant to Section 7 of this Agreement; provided, however, that the Term may be extended as mutually agreed to by the parties.

3.            Place of Performance.  Executive may perform his duties and conduct his business on behalf of the Company at either the Company’s offices in Las Vegas, Nevada or Santa Clara, CA or at remote locations of his choosing by telecommuting; provided that such practice shall not substantially interfere with the performance of Executive’s duties hereunder.

4.            Compensation.

(a)           Salary.  Executive shall be paid a salary at the annual rate of $215,000 (the “Salary”).  The Salary will at all times be payable in accordance with the Company’s regular payroll practices and subject to all applicable withholdings, including taxes.

(b)           Performance Bonuses.  Executive will be entitled to receive up to $60,000 per year of a performance bonus in the event the Company reaches certain performance measures established by the Compensation Committee of the Board or the entire Board.  All bonuses payable under this Section 4(b) will be subject to all applicable withholdings, including taxes.

(c)           Stock Option.  The Company will grant to Executive upon execution of this Agreement and subject to shareholder approval (the “Grant Date”) an option to purchase from the Company for cash all or any part of an aggregate of 100,000 shares of the Company’s common stock (the “Option”) at the then-current market price of the Company’s common stock pursuant to the Company’s 2003 Stock Plan and the Company’s standard form of Non-Qualified Stock Option Agreement.  The Option granted under this Agreement is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.  So long as Executive continues to be a service provider to the Company as an employee in accordance with this Agreement, the Option will vest and be exercisable according to the following schedule: one quarter (25%) on the first anniversary of the Effective Date and the remainder shall vest 1/36 at the end of each month thereafter over the next 36 months so long as Executive continues to provide services to the Company.  Notwithstanding the foregoing, all of the Option will immediately vest and become exercisable upon either (A) a termination of Executive’s employment pursuant to Section 7(a)(i) or (ii) or (B) the occurrence of a Change of Control (as defined below) and the termination of Executive as an employee of the Company; provided, however, that in the event of a Change of Control and the retention of Executive as an employee of the Company with the same Salary, vesting and exercisability of the Option will accelerate to the date that is 12 months from such Change of Control.  If any vested portion of the Option is not exercised by Executive within 90 days following the later of Executive’s termination, such vested portion, along with any remaining unvested portion of the Option, will be subject to immediate forfeiture back to the Company.

(d)           For purposes of this Agreement, “Change of Control” will mean (i) any merger of the Company in which the Company is not the continuing or surviving entity, or pursuant to which stock would be converted into cash, securities, or other property other than a merger of the Company in which the holders of the Company’s stock immediately prior to the merger have the same proportionate ownership of beneficial interest of common stock or other voting securities of the surviving entity immediately after the merger or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company or any major subsidiary, other than pursuant to a sale-leaseback, structured finance or other form of financing transaction or (iii) purchase of more than 50% of the Company’s stock by an entity not currently an owner of the Company’s stock

5.             Business Expenses.  During the Term, the Company will reimburse Executive for all reasonable business expenses incurred by him in connection with his employment and the performance of his duties as provided hereunder, upon submission by the Executive of receipts and other documentation in conformance with the Company’s normal procedures for executives of Executive’s position and status.

6.             Benefits.  During the Term, Executive will be eligible to participate fully in all health and benefit plans available to senior officers of the Company generally, as the same may be amended from time to time by the Board.

7.             Termination of Employment.

(a)           Notwithstanding any provision of this Agreement to the contrary, the employment of Executive hereunder will terminate on the first to occur of the following dates:

(i)           the date of Executive’s death;

(ii)          the date on which Executive has experienced a Disability (as defined below), and the Company gives Executive notice of termination on account of Disability;

(iii)         the date on which Executive has engaged in conduct that constitutes Cause (as defined below), and the Company gives notice of termination for Cause;

(iv)         expiration of the Term; or

(v)          the date on which the Company gives Executive notice of termination for any reason other than the reasons set forth in Sections 7(a)(i) through (iv) above.

(b)           For purposes of this Agreement, “Disability” will mean an illness, injury or other incapacitating condition as a result of which Executive is unable to perform, with reasonable accommodation, the services required to be performed under this Agreement for 30 consecutive days during the Term.  Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company from time to time.  Any determination as to the existence of a Disability will be made by a physician mutually selected by the Company and Executive.

(c)           For purposes of this Agreement, “Cause” will mean the occurrence of any of the following events, as reasonably determined by the Board:

(i)           Executive’s willful and continued refusal to substantially perform his duties hereunder, which the Company has given the Executive notice of in writing and which the Executive has not cured within 30 days of the receipt of such notice;

(ii)          Executive’s conviction of a felony, or his guilty plea to or entry of a nolo contendere plea to a felony charge; or

(iii)         Executive’s breach of any material term of this Agreement or the Company’s written policies and procedures, as in effect from time to time; provided, however, that with respect to Sections 7(c)(i) or (iii) above, such termination for Cause will only be effective if the conduct constituting Cause is not cured by Executive within 5 days of receipt by Executive of written notice specifying in reasonable detail the nature of the alleged breach.

8.             Compensation in Event of Termination.  Upon termination of this Agreement and Executive’s employment, the Company will have no further obligation to Executive except to pay the amounts set forth in this Section 8.

(a)           In the event Executive’s employment is terminated pursuant to Section 7(a)(iii) or (iv) on or before the expiration of the Term, Executive will be entitled to payment of any earned but unpaid Salary through the date of termination.  Any bonuses, fees or payments due to Executive under Section 4(b) above shall be paid to Executive as set forth therein.

(b)           In the event Executive’s employment is terminated pursuant to Section 7(a)(i), (ii), or (v) on or before the expiration of the Term, and provided that Executive (or his estate, as applicable) executes a valid release of any and all claims that Executive may have relating to his employment against the Company and its agents, including, but not limited to, its officers, directors and employees, in a form provided by the Company, Executive (or his estate, as applicable) will be entitled to a lump sum payment equal to Executive’s Base Salary for a period of three months from the date of termination, subject to all applicable withholdings and taxes.  Any bonuses, fees or payments due to Executive under Section 4(b) above shall be paid to Executive as set forth therein.

9.            Confidentiality.  Executive covenants and agrees that he will not at any time during or after the end of the Term, without written consent of the Company or as may be required by law or valid legal process, directly or indirectly, use for his own account, or disclose to any person, firm or corporation, other than authorized officers, directors, attorneys, accountants and employees of the Company or its subsidiaries, Confidential Information (as hereinafter defined) of the Company.  As used herein, “Confidential Information” of the Company means information about the Company of any kind, nature or description, including but not limited to, any proprietary information, trade secrets, data, formulae, supplier, client and customer lists or requirements, price lists or pricing structures, marketing and sales information, business plans or dealings and financial information and plans as well as papers, resumes and records (including computer records) that are disclosed to or otherwise known to Executive as a direct or indirect consequence of Executive’s employment with the Company or service as a member of the Board, which information is not generally known to the public or in the businesses in which the Company is engaged.  Confidential Information also includes any information furnished to the Company by a third party with restrictions on its use or further disclosure.

10.           Inventions Assignment.  Executive hereby sells, transfers and assigns to the Company or to any person, or entity designated by the Company, all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, or in whole or in part, during or before the term hereof, which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by the Company, or (ii) otherwise relate to or pertain to the business, functions or operations of the Company, or (iii) arise (wholly or partly) from the efforts of the Executive during the term hereof.  Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and, whether during the term hereof or thereafter, the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereon. Any invention by the Executive within one year following the termination of this Agreement shall be deemed to fall within the provisions of this paragraph unless proved by the Executive to have been first conceived and made following such termination.

11.           Dispute Resolution.  Except for an action exclusively seeking injunctive relief, any disagreement, claim or controversy arising under or in connection with this Agreement, including Executive’s employment or termination of employment with the Company will be resolved exclusively by arbitration before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “Rules”), provided that, the arbitrator will allow for discovery sufficient to adequately arbitrate any claims, including access to essential documents and witnesses; provided further, that the Rules will be modified by the arbitrator to the extent necessary to be consistent with applicable law.  The arbitration will take place in Las Vegas, Nevada.  The award of the arbitrator with respect to such disagreement, claim or controversy will be in writing with sufficient explanation to allow for such meaningful judicial review as permitted by law, and that such decision will be enforceable in any court of competent jurisdiction and will be binding on the parties hereto.  The remedies available in arbitration will be identical to those allowed at law.  The arbitrator will be entitled to award reasonable attorneys’ fees to the prevailing party in any arbitration or judicial action under this Agreement, consistent with applicable law.  The Company and Executive each will pay its or his own attorneys’ fees and costs in any such arbitration, provided that, the Company will pay for any costs, including the arbitrator’s fee, that Executive would not have otherwise incurred if the dispute were adjudicated in a court of law, rather than through arbitration.

12.           Binding Agreement.

(a)           This Agreement is a personal contract and the rights and interests of Executive hereunder may not be sold, transferred, assigned, pledged, encumbered or hypothecated by him, provided that all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by Executive’s personal or legal representatives, executors, heirs, administrators, successors, distributors, devisees and legatees.

(b)           In addition to any obligations imposed by law, any successor to Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the assets of the Company, is bound by this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

13.           Disclosure Obligations.  During the Term, Executive agrees to make prompt and full disclosure to the Company of any change of facts or circumstances that may affect Executive’s obligations undertaken and acknowledged herein, and Executive agrees that the Company has the right to notify any third party of the existence and content of Executive’s obligations hereunder

14.           Return of Company Property.  Executive agrees that following the termination of his employment or service as a member of the Board for any reason, he will promptly return all property of the Company, its subsidiaries, affiliates and any divisions thereof he may have managed that is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing, as well as any materials or equipment supplied by the Company to Executive.

15.           Entire Agreement.  This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or written, previously entered into by them with respect thereto, including, without limitation, the employment agreement, dated November 10, 2008, by and between the Company and the Executive.  Executive represents that, in executing this Agreement, he does not rely, and has not relied, on any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement otherwise.

16.           Amendment or Modification, Waiver.  No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company.  The failure of either party to this Agreement to enforce any of its terms, provisions or covenants will not be construed as a waiver of the same or of the right of such party to enforce the same.  Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.

17.           Notices.  Any notice to be given hereunder will be in writing and will be deemed given when delivered personally, sent by courier or fax or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

To Executive at:

Rajeev Seshadri
5469 Golubin Common
Fremont, CA 94555
Phone: (415) 265-4001

To the Company at:

LiveDeal, Inc.
2490 E. Sunset Rd., #100
Las Vegas, NV 89120
Phone: (702) 939-0230
Fax: (702) 939-0246
Attention: CEO

With a copy (which shall not constitute notice hereunder) to:

Daniel M. Mahoney, Esq.
Snell & Wilmer L.L.P.
One Arizona Center
400 East Van Buren St., 10th Floor
Phoenix, Arizona 85004
Phone: (602) 382-6206
Fax: (602) 382-6070

Any notice delivered personally or by courier under this Section will be deemed given on the date delivered.  Any notice sent by fax or registered or certified mail, postage prepaid, return receipt requested, will be deemed given on the date faxed or mailed.  Each party may change the address to which notices are to be sent by giving notice of such change in conformity with the provisions of this Section.

18.           Severability.  In the event that any one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement will not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement will be held to be excessively broad as to duration, activity or subject, such provisions will be constructed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

19.           Survivorship.  The respective rights and obligations of the parties hereunder will survive any termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

20.           Each Party the Drafter.  This Agreement and the provisions contained in it will not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

21.           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflicts of laws principles.

22.           Headings.  All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

23.           Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

LIVEDEAL, INC., a Nevada corporation	EXECUTIVE

/s/ Michael Edelhart	/s/ Rajeev Seshadri
By: Michael Edelhart	Rajeev Seshadri
Its: Chief Executive Officer

Dated: January 15, 2009	Dated: January 15, 2009

[RAJEEV SESHADRI EMPLOYMENT AGREEMENT]